                              UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                          WASHINGTON, D.C. 20549

                          -----------------------

                                SCHEDULE 13G
                               (Rule 13d-102)

           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
            TO RULES 13d-1(b). (c) and (d) AND AMENDMENTS THERETO
                           FILED PURSUANT TO 13d-2

                              (Amendment No. 1 )*

                          WESTERN WIRELESS CORPORATION
--------------------------------------------------------------------------------
                              (Name of Issuer)

                       CLASS A COMMON STOCK, NO PAR VALUE
--------------------------------------------------------------------------------
                       (Title of Class of Securities)

                                95988E204
--------------------------------------------------------------------------------
                              (CUSIP Number)

                            September 24, 1999
--------------------------------------------------------------------------------
               (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                           / / Rule 13d-1(b)

                           / / Rule 13d-1(c)

                           /X/ Rule 13d-1(d)

------------------------
   *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 95988E204                    13G                   Page 2 of 10 Pages


-------------------------------------------------------------------------------
 (1) NAMES OF REPORTING PERSONS.
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).
     HELLMAN & FREIDMAN CAPITAL PARTNERS II, L.P.
     94-3139964
-------------------------------------------------------------------------------
 (2) CHECK THE APPROPRIATE BOX IF A MEMBER   (a)  /X/
     OF A GROUP*                             (b)  / /
-------------------------------------------------------------------------------
 (3) SEC USE ONLY

-------------------------------------------------------------------------------
 (4) CITIZENSHIP OR PLACE OF ORGANIZATION
     CALIFORNIA
-------------------------------------------------------------------------------
 Number of Shares             (5) SOLE VOTING POWER
 Beneficially                     NONE
 Owned by                    --------------------------------------------------
 Each Reporting               (6) SHARED VOTING POWER
 Person With:                     500
                             --------------------------------------------------
                              (7) SOLE DISPOSITIVE POWER
                                  NONE
                             --------------------------------------------------
                              (8) SHARED DISPOSITIVE POWER
                                  500
-------------------------------------------------------------------------------
 (9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
             500
-------------------------------------------------------------------------------
(10) CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                         / /
-------------------------------------------------------------------------------
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
             LESS THAN 0.1%
-------------------------------------------------------------------------------
(12) TYPE OF REPORTING PERSON*
             PN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 95988E204                    13G                   Page 3 of 10 Pages


-------------------------------------------------------------------------------
 (1) NAMES OF REPORTING PERSONS.
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).
     H&F ORCHARD PARTNERS, L.P.
     94-3139972
-------------------------------------------------------------------------------
 (2) CHECK THE APPROPRIATE BOX IF A MEMBER   (a)  /X/
     OF A GROUP*                             (b)  / /
-------------------------------------------------------------------------------
 (3) SEC USE ONLY

-------------------------------------------------------------------------------
 (4) CITIZENSHIP OR PLACE OF ORGANIZATION
     CALIFORNIA
-------------------------------------------------------------------------------
 Number of Shares             (5) SOLE VOTING POWER
 Beneficially                     NONE
 Owned by                    --------------------------------------------------
 Each Reporting               (6) SHARED VOTING POWER
 Person With:                     NONE
                             --------------------------------------------------
                              (7) SOLE DISPOSITIVE POWER
                                  NONE
                             --------------------------------------------------
                              (8) SHARED DISPOSITIVE POWER
                                  NONE
-------------------------------------------------------------------------------
 (9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
             NONE
-------------------------------------------------------------------------------
(10) CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                         / /
-------------------------------------------------------------------------------
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
             0.0%
-------------------------------------------------------------------------------
(12) TYPE OF REPORTING PERSON*
             PN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 95988E204                    13G                   Page 4 of 10 Pages


-------------------------------------------------------------------------------
 (1) NAMES OF REPORTING PERSONS.
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).
     H&F INTERNATIONAL PARTNERS, L.P.
     94-3148959
-------------------------------------------------------------------------------
 (2) CHECK THE APPROPRIATE BOX IF A MEMBER   (a)  /X/
     OF A GROUP*                             (b)  / /
-------------------------------------------------------------------------------
 (3) SEC USE ONLY

-------------------------------------------------------------------------------
 (4) CITIZENSHIP OR PLACE OF ORGANIZATION
     CALIFORNIA
-------------------------------------------------------------------------------
 Number of Shares             (5) SOLE VOTING POWER
 Beneficially                     NONE
 Owned by                    --------------------------------------------------
 Each Reporting               (6) SHARED VOTING POWER
 Person With:                     NONE
                             --------------------------------------------------
                              (7) SOLE DISPOSITIVE POWER
                                  NONE
                             --------------------------------------------------
                              (8) SHARED DISPOSITIVE POWER
                                  NONE
-------------------------------------------------------------------------------
 (9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
             NONE
-------------------------------------------------------------------------------
(10) CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                         / /
-------------------------------------------------------------------------------
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
             0.0%
-------------------------------------------------------------------------------
(12) TYPE OF REPORTING PERSON*
             PN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 95988E204                    13G                   Page 5 of 10 Pages


-------------------------------------------------------------------------------
 (1) NAMES OF REPORTING PERSONS.
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).
     HELLMAN & FREIDMAN INVESTORS, L.P.
     94-3124217
-------------------------------------------------------------------------------
 (2) CHECK THE APPROPRIATE BOX IF A MEMBER   (a)  /X/
     OF A GROUP (SEE INSTRUCTIONS)           (b)  / /
-------------------------------------------------------------------------------
 (3) SEC USE ONLY

-------------------------------------------------------------------------------
 (4) CITIZENSHIP OR PLACE OF ORGANIZATION
     CALIFORNIA
-------------------------------------------------------------------------------
 Number of Shares             (5) SOLE VOTING POWER
 Beneficially                     NONE
 Owned by                    --------------------------------------------------
 Each Reporting               (6) SHARED VOTING POWER
 Person With:                     500
                             --------------------------------------------------
                              (7) SOLE DISPOSITIVE POWER
                                  NONE
                             --------------------------------------------------
                              (8) SHARED DISPOSITIVE POWER
                                  500
-------------------------------------------------------------------------------
 (9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
             500
-------------------------------------------------------------------------------
(10) CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                         / /
-------------------------------------------------------------------------------
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
             LESS THAN 0.1%
-------------------------------------------------------------------------------
(12) TYPE OF REPORTING PERSON*
             PN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 95988E204                    13G                   Page 6 of 10 Pages


-------------------------------------------------------------------------------
 (1) NAMES OF REPORTING PERSONS.
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).
     HELLMAN FRIEDMAN INVESTORS, INC.
     94-3124214
-------------------------------------------------------------------------------
 (2) CHECK THE APPROPRIATE BOX IF A MEMBER   (a)  /X/
     OF A GROUP*                             (b)  / /
-------------------------------------------------------------------------------
 (3) SEC USE ONLY

-------------------------------------------------------------------------------
 (4) CITIZENSHIP OR PLACE OF ORGANIZATION
     CALIFORNIA
-------------------------------------------------------------------------------
 Number of Shares             (5) SOLE VOTING POWER
 Beneficially                     NONE
 Owned by                    --------------------------------------------------
 Each Reporting               (6) SHARED VOTING POWER
 Person With:                     500
                             --------------------------------------------------
                              (7) SOLE DISPOSITIVE POWER
                                  NONE
                             --------------------------------------------------
                              (8) SHARED DISPOSITIVE POWER
                                  500
-------------------------------------------------------------------------------
 (9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
             500
-------------------------------------------------------------------------------
(10) CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                         / /
-------------------------------------------------------------------------------
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
             LESS THAN 0.1%
-------------------------------------------------------------------------------
(12) TYPE OF REPORTING PERSON*
             CO
-------------------------------------------------------------------------------
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 95988E204                    13G                   Page 7 of 10 Pages


-------------------------------------------------------------------------------
 (1) NAMES OF REPORTING PERSONS.
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).
     HELLMAN FAMILY REVOCABLE TRUST
     ###-##-####
-------------------------------------------------------------------------------
 (2) CHECK THE APPROPRIATE BOX IF A MEMBER   (a)  /X/
     OF A GROUP*                             (b)  / /
-------------------------------------------------------------------------------
 (3) SEC USE ONLY

-------------------------------------------------------------------------------
 (4) CITIZENSHIP OR PLACE OF ORGANIZATION
     CALIFORNIA
-------------------------------------------------------------------------------
 Number of Shares             (5) SOLE VOTING POWER
 Beneficially                     NONE
 Owned by                    --------------------------------------------------
 Each Reporting               (6) SHARED VOTING POWER
 Person With:                     500
                             --------------------------------------------------
                              (7) SOLE DISPOSITIVE POWER
                                  NONE
                             --------------------------------------------------
                              (8) SHARED DISPOSITIVE POWER
                                  500
-------------------------------------------------------------------------------
 (9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
             500
-------------------------------------------------------------------------------
(10) CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                         / /
-------------------------------------------------------------------------------
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
             LESS THAN 0.1%
-------------------------------------------------------------------------------
(12) TYPE OF REPORTING PERSON*
             OO
-------------------------------------------------------------------------------
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

          This statement on Schedule 13G is filed by the Reporting Persons herein named in respect of shares of Class A Common Stock of Western Wireless Corporation (the "Issuer"). Shares of the Issuer's Class A Common Stock are obtainable upon the exercise of certain options, benefical ownership of which may be attributed to Hellman & Freidman Capital Partners II, L.P., Hellman & Freidman Investors, L.P., Hellman & Freidman Investors, Inc. and the Hellman Family Revocable Trust. Additionally, shares of the Issuer's Class A Common Stock would have been obtainable by each of the Reporting Persons upon conversion of the Class B Common Stock perviously held by such persons. Each share of the Class B Common Stock of Western Wireless Corporation is currently convertible into one share of Class A Common Stock of Western Wireless Corporation.


ITEM 1(a).  NAME OF ISSUER

            Western Wireless Corporation:

ITEM 1(b).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

            2001 N.W. Sammamish Rd.
            Issaquah, Washington 98027


ITEM 2(a).  NAME OF PERSON FILING

            I.   Hellman & Freidman Capital Partners II, L.P.
            II.  H&F Orchard Partners, L.P.
            III. H&F International Partners, L.P.
            IV.  Hellman & Freidman Investors, L.P.
            V.   Hellman & Freidman Investors, Inc.
            VI.  Hellman Family Revocable Trust

ITEM 2(b).  ADDRESS OF PRINCIPAL BUSINESS OFFICE

            I-VI                One Maritime Plaza, Suite 1200
                                San Francisco, California 94111

ITEM 2(c).  CITIZENSHIP

            I-VI                California

ITEM 2(d).  TITLE OF CLASS OF SECURITIES

            I-VI                Class A Common Stock, No Par Value

            The shares of Class A Common Stock referred to herein are obtainable by Hellman & Freidman Capital Partners II, L.P. upon the exercise of certain options held for the benefit of such Person and would have been obtainable by the Reporting Persons upon conversion of shares of Class B Common Stock previously held by such Persons.

ITEM 2(e).  CUSIP Number

            95988E204

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SECTIONS 240.13d-1(b) OR 240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

         N.A.

IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(c), CHECK THIS BOX. / /

ITEM 4.  OWNERSHIP

         In a series of distributions throughout 1999, each of Hellman & Freidman Capital Partners II, L.P., H&F Orchard Partners, L.P. and H&F International Partners, L.P. converted shares of the Class B Common Stock of the Issuer into Class A Common Stock and distributed that stock to its partners. The final distribution occurred on September 24, 1999, As a result of these distributions, the Reporting Persons ceased to beneficially own any shares of the Class A Common Stock of the Issuer held by Mitchell R. Cohen and John L. Bunce, Jr., benefical ownership of which may be attributed to Hellman & Freidman Capital Partners II, L.P., Hellman & Freidman Investors, L.P., Hellman & Freidman Investors, Inc. and the Hellman Family Revocable Trust, which options are excercisable within 60 days.

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

    If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. /X/


ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

         N.A.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

         N.A.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         See Item 1 on cover pages 2 through 7.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

         N.A.

                                  SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

    February 14, 2000
  ---------------------
          Date                     Hellman & Freidman Capital Partners II, L.P.
                                   H&F Orchard Partners, L.P.
                                   H&F International Partners, L.P.

                                   By: Hellman & Freidman Investors, L.P.
                                       Its General Partner, By
                                       Hellman & Freidman Investors, Inc.
                                       Its General Partner


                                       By: /s/  Georgia Lee
                                          ----------------------------------
                                                 Vice President



                                   Hellman & Freidman Investors, L.P.

                                   By: Hellman & Freidman Investors, Inc.
                                       Its General Partner



                                       By: /s/  Georgia Lee
                                          ----------------------------------
                                                 Vice President



                                   Hellman & Freidman Investors, Inc.

                                       By: /s/  Georgia Lee
                                          ----------------------------------
                                                 Vice President



                                   Hellman Family Revocable Trust

                                       By: /s/  F. Warren Hellman
                                          ----------------------------------
                                                 Trustee